SERIES G CONVERTIBLE PREFERRED STOCK PURCHASE

                            AGREEMENT



                  Dated as of November __, 1997





                             between




                    FLORIDA GAMING CORPORATION




                               and




                THE PURCHASERS LISTED ON EXHIBIT A

                        TABLE OF CONTENTS

                                                             Page
ARTICLE I  Purchase and Sale of Preferred Stock

     Section 1.1  Purchase and Sale of Stock . . . . . . . . . .1

     Section 1.2  The Conversion Shares. . . . . . . . . . . . .1

     Section 1.3  Purchase Price and Closing . . . . . . . . . .1

ARTICLE II  Representations and Warranties . . . . . . . . . . .2

     Section 2.1  Representation and Warranties of the Company .2

     Section 2.2  Representations and Warranties of the
Purchasers . . . . . . . . . . . . . . . . . . . . . . . . . . 13

ARTICLE III Covenants. . . . . . . . . . . . . . . . . . . . . 15

     Section 3.1  Securities Compliance. . . . . . . . . . . . 15

     Section 3.2  Registration and Listing . . . . . . . . . . 16

     Section 3.3  Inspection Rights. . . . . . . . . . . . . . 16

     Section 3.4  Compliance with Laws . . . . . . . . . . . . 16

     Section 3.5  Keeping of Records and Books of Account. . . 16

     Section 3.6  Reporting Requirements . . . . . . . . . . . 16

     Section 3.7  Amendments . . . . . . . . . . . . . . . . . 17

     Section 3.8  Other Agreements . . . . . . . . . . . . . . 17

     Section 3.9 Rule 144A . . . . . . . . . . . . . . . . . . 19

     Section 3.10 Regulation S . . . . . . . . . . . . . . . . 19

     Section 3.11 Redemption and Lock-Up of Securities . . . . 19

     Section 3.12 Delivery of Certificates . . . . . . . . . . 19

ARTICLE IV Conditions. . . . . . . . . . . . . . . . . . . . . 19

     Section 4.1  Conditions Precedent to the Obligation of the
Company to Sell the
                  Shares . . . . . . . . . . . . . . . . . . . 19

          (a)  Accuracy of the Purchasers' Representations and
Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . 20

          (b)  Performance by the Purchasers . . . . . . . . . 20

          (c)  No Injunction . . . . . . . . . . . . . . . . . 20

          (d)  Minimum Purchase  . . . . . . . . . . . . . . . 20

     Section 4.2  Conditions Precedent to the Obligation of the
Purchasers to Purchase
                  the Shares . . . . . . . . . . . . . . . . . 20

          (a)  Accuracy of the Company's Representations and
Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . 20

          (b)  Performance by the Company. . . . . . . . . . . 20

          (c)  Minimum Purchase. . . . . . . . . . . . . . . . 20

          (d)  No Suspension, Etc. . . . . . . . . . . . . . . 20

          (e)  No Injunction . . . . . . . . . . . . . . . . . 21

          (f)  No Proceedings or Litigation. . . . . . . . . . 21

          (g)  Certificate of Designation of Rights and
Preferences. . . . . . . . . . . . . . . . . . . . . . . . . . 21

          (h)  Opinion of Counsel, Etc . . . . . . . . . . . . 21

          (i)  Registration Rights Agreement . . . . . . . . . 21

ARTICLE V  Registration Rights . . . . . . . . . . . . . . . . 21

ARTICLE VI  Stock Certificate Legend . . . . . . . . . . . . . 22

     Section 6.1  Legend . . . . . . . . . . . . . . . . . . . 22

ARTICLE VII Termination. . . . . . . . . . . . . . . . . . . . 23

     Section 7.1  Termination by Mutual Consent. . . . . . . . 23

     Section 7.2  Other Termination. . . . . . . . . . . . . . 23

     Section 7.3  Effect of Termination. . . . . . . . . . . . 23

ARTICLE VIII  Indemnification. . . . . . . . . . . . . . . . . 23

     Section 8.1  General Indemnity. . . . . . . . . . . . . . 23

     Section 8.2  Indemnification Procedure. . . . . . . . . . 23

ARTICLE IX  Miscellaneous. . . . . . . . . . . . . . . . . . . 25

     Section 9.1  Fees and Expenses. . . . . . . . . . . . . . 25

     Section 9.2  Specific Enforcement, Consent to Jurisdiction25

     Section 9.3  Entire Agreement; Amendment. . . . . . . . . 25

     Section 9.4  Notices. . . . . . . . . . . . . . . . . . . 26

     Section 9.5  Waivers. . . . . . . . . . . . . . . . . . . 26

     Section 9.6  Headings . . . . . . . . . . . . . . . . . . 27

     Section 9.7  Successors and Assigns . . . . . . . . . . . 27

     Section 9.8  No Third Party Beneficiaries . . . . . . . . 27

     Section 9.9  Governing Law. . . . . . . . . . . . . . . . 27

     Section 9.10 Survival . . . . . . . . . . . . . . . . . . 27

     Section 9.11 Counterparts . . . . . . . . . . . . . . . . 27

     Section 9.12 Publicity. . . . . . . . . . . . . . . . . . 27

     Section 9.13 Severability . . . . . . . . . . . . . . . . 27

     Section 9.14 Further Assurances . . . . . . . . . . . . . 28

         SERIES G 5% CONVERTIBLE PREFERRED STOCK PURCHASE

                            AGREEMENT

     This SERIES G CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT
(the "Agreement") is dated as of November __, 1997 between Florida Gaming Corporation., a Delaware corporation (the
"Company") and each of the Purchasers of shares of Series G 5%
Convertible Preferred Stock of the Company whose names are set forth on Exhibit A hereto (individually, a "Purchaser" and collectively, the "Purchasers").

     The parties hereto agree as follows:


                            ARTICLE I

               Purchase and Sale of Preferred Stock

     Section 1.1 Purchase and Sale of Stock. Upon the following terms and conditions, the Company shall issue and sell to the Purchasers and each of the Purchasers shall purchase from the Company, the number of shares of the Company's Series G 5% Convertible Preferred Stock, par value $.10 per share (the "Preferred Shares"), at a purchase price of $1,000 per share, set forth with respect to such Purchaser on Exhibit A hereto. The designation, rights, preferences and other terms and provisions of the Series G Convertible Preferred Stock are set forth on Exhibit B hereto.

     Section 1.2 The Conversion Shares. The Company has authorized and has reserved and covenants to continue to reserve, free of preemptive rights and other similar contractual rights of stockholders, a sufficient number of its authorized but unissued shares of its Common Stock, par value $.10 per share (the "Common Stock"), to satisfy the rights of conversion of the holders of the Preferred Shares as of the date of this Agreement. Any shares of Common Stock issuable upon conversion of the Preferred Shares (and such shares when issued) are herein referred to as the "Conversion Shares". The Preferred Shares and the Conversion Shares are sometimes collectively referred to as the "Shares".

     Section 1.3 Purchase Price and Closing. The Company agrees to issue and sell to the Purchasers and, in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Purchasers, severally but not jointly, agree to purchase that number of the Preferred Shares set forth opposite their respective names on Exhibit A. The aggregate purchase price of the Preferred Shares being acquired by each Purchaser is set forth opposite such Purchaser's name on Exhibit A. The closing of the purchase and sale of the Preferred Shares to be acquired by the Purchasers from the Company under this Agreement shall take place at the offices of Mark J. Richardson, 1299 Ocean Avenue, Suite 900, Santa Monica, California 90401 (the "Closing") at 10:00 a.m. P.D.T. on the later of the following: (i) November __, 1997, (ii) the date on which the last to be fulfilled or waived of the conditions set forth in Article IV hereof and applicable to the Closing shall be fulfilled or waived in accordance herewith, or (iii) such other time and place or on such other date as the Purchasers and the Company may agree upon (the "Closing Date"). On the Closing Date, the Company shall deliver to each Purchaser certificates for the number and series of Preferred Shares set forth opposite its name under the heading "Number of Preferred Shares to be Purchased" on Exhibit A hereto, registered in such Purchaser's name (or its nominee) against receipt by the Company of a wire transfer of funds to the account as shall be designated in writing by the Company, representing the cash consideration set forth opposite each such Purchaser's name on Exhibit A. In addition, each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the Closing. There may be multliple Closings, but in no event will any Closing occur until a minimum of 2,000 Preferred Shares has been subscribed for by Purchasers.


                            ARTICLE II

                  Representations and Warranties

     Section 2.1    Representations and Warranties of the
Company. The Company represents and warrants to, and agrees with, the undersigned as follows:

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite, corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in the State of Florida and in each other jurisdiction in which the failure to so qualify would have a material adverse effect on the business or properties of the Company and its subsidiaries. The Company is not the subject of any pending or threatened material investigation or administrative or legal proceeding by the Internal Revenue Service, the taxing authorities of any state or local jurisdiction or the Securities and Exchange Commission (the "Commission") which have not been disclosed in the reports referred to in Section 2.1(b) below.

          (b) The Company has previously made available to the undersigned copies of the Company's (i) Annual Reports on Form 10-KSB for the year ended December 31, 1996, (ii) Quarterly Reports on Form 10-QKSB for the fiscal quarters ended March 3l, 1997, June 30, 1997, and September 30, 1997, and (iii) Current Reports on Form 8-K dated December 31, 1996, as amended, January 16, 1997, April 4, 1997, May 1, 1997, July 10, 1997, and
September 24, 1997, as amended (the "Periodic Reports") made pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All of such Periodic Reports complied as to form with the provisions of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act and none of such reports contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not false or misleading. Since June 30, 1997, there have been no material adverse changes in the Company's financial condition or business which have not been disclosed to the undersigned in writing.

          (c) All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder and the authorization, issuance (or reservation for issuance) and delivery of the Preferred Shares and the Conversion Shares have been taken, and this Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except to the extent adjustments to the conversion price of the Preferred Shares of Series G 5% Convertible Preferred Stock and other preferred shares of the Company's convertible preferred stock (together with the Preferred Shares, the "Preferred Stock") would result in the issuance of a number of Preferred Stock or Common Stock in excess of the Company's authorized number of Preferred Stock or Common Stock.

          (d) As of the date of the Memorandum (as defined in Section 2.2(a)), the Company is authorized to issue (i) 15,000,000 shares of Common Stock, of which 5,586,940 shares are issued and outstanding on the date hereof; (ii) 500,000 shares of Convertible Preferred Stock, $.10 par value, of which no shares are issued or outstanding; (iii) 1,200,000 shares of Series A Convertible Preferred Stock, $.10 par value, of which 34,435 shares are issued and outstanding; and (iv) 500,000 shares of Preferred Stock, $.10 par value, of which the following series are designated: (u) 5,000 shares of Series B Convertible Preferred Stock, $.10 par value, of which 545 shares are issued and outstanding; (v) 5,000 shares of Series C Convertible Preferred Stock, $.10 par value, of which 150 shares are issued and outstanding; (w) 5,000 shares of Series D Convertible Preferred Stock, $.10 par value, of which no shares are issued and outstanding; (x) 2,000 shares of Series E Convertible Preferred Stock, $.10 par value, of which 2,000 shares are issued and outstanding; (y) 2,500 shares of Series F Convertible Preferred Stock, $.10 par value, of which no shares are issued and outstanding; and (z) 5,000 shares of the Series G Preferred Stock will be authorized. As of the date of the Memorandum, the Company has reserved for issuance 6,101,390 shares of Common Stock pursuant to the exercise of options and the issuance of Common Stock upon the conversion of the Preferred Shares. Except for the foregoing and as disclosed in the Memorandum, there are no other convertible securities, options, warrants, subscriptions, calls or other rights or agreements, arrangements or commitments obligating the Company to issue, transfer or sell any securities of the Company, outstanding or authorized stock appreciation, phantom stock or other similar rights with respect to the Company or any commitments to issue any of the same. To the best of the Company's knowledge, none of such issued and outstanding Preferred Shares of the Company's capital stock or options is the subject of any voting trust agreement or other agreement relating to the voting thereof or restricting in any way the sale or transfer thereof.

          (e) The Preferred Shares, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be validly issued, fully paid and nonassessable and, based in part upon the accuracy of the representations of the undersigned in this Agreement, will be issued in compliance with all applicable United States federal and state securities laws. The Conversion Shares when issued in accordance with the terms of the Certificate of Designations, Voting Powers, Preferences, Limitations, Restrictions, and Relative Rights of Series G 5% Convertible Preferred Stock (the "Certificate of Designation") shall be duly and validly issued and outstanding, fully paid and nonassessable, and based in part on the accuracy of the representations and warranties of the undersigned and any transferee of the Preferred Shares, will be in compliance with all applicable United States federal and state securities laws.


          (f) Except as limited by the provisions of the Florida Department of Business and Professional Regulation, Division of Pari-Mutuel Wagering with respect to the holding of 5% or more of the Company's Common Stock, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the issuance of the Preferred Shares and the Conversion Shares, do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under, the Certificate of Incorporation or By-Laws of the Company, or any indenture, mortgage, deed of trust or other material instrument to which the Company is a party or by which it or any of its properties or assets are bound, or any applicable decree, judgment or order of any court, federal or state regulatory body, administrative, agency or other governmental body having jurisdiction over the Company or any of its properties or assets.

          (g) As of the date hereof, the conduct of the business of the Company complies in all material respects with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto. The Company has not received notice of any alleged violation of any statute, law, regulation, ordinance, rule, judgment, order or decree from any governmental authority. The Company shall comply with all applicable securities laws with respect to the sale of the Preferred Shares and the Conversion Shares, including but not limited to the filing of all reports required to be filed in connection therewith with the Commission or any stock exchange or the NASDAQ Stock Market or any other regulatory authority.

          (h) Except as disclosed in the Periodic Reports, there is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending or, to the knowledge of the Company, threatened, against or affecting the Company, or any of its properties, which could reasonably be expected to result in any material adverse change in the business, financial condition or results of operations of the Company, or which could reasonably be expected to materially and adversely affect the properties or assets of the Company.

          (i) There is no fact known to the Company (other than general economic conditions known to the public generally) that has not been disclosed in writing to the undersigned that (i) could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company, or which could reasonably be expected to materially and adversely affect the properties or assets of the Company or (ii) could reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement and the issuance of the Preferred Shares and the Conversion Shares hereunder or pursuant hereto in good faith and pursuant to appropriate proceedings.

          (j) The Company shall, until at least the second anniversary of the Closing, maintain its corporate existence in good standing, and shall pay all its taxes when due except for taxes which the Company disputes.

          (k)  For so long as any Preferred Shares or Conversion
Shares held by the undersigned remain outstanding:

                    (i)  the Company will reserve from its
authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to permit the issuance of all of the shares of Common Stock upon conversion of the Preferred
Shares; and

                    (ii) the Company will utilize its reasonable best efforts, and take all steps within its control necessary, to maintain the listing of its Common Stock on the NASDAQ Stock
Market or other national securities exchange.

          (l) The Company undertakes and agrees to make all necessary filings in connection with the sale of the Preferred
Shares as required by the laws and regulations of all appropriate jurisdictions.

          (m) The Company shall consult with its legal counsel regarding its Exchange Act filing requirements including, but not limited to, the obligation of the Company to file Form 8-K in connection with the offering of the Preferred Shares, and timely make any and all necessary filings.

     Section 2.2    Representations and Warranties of the
Purchasers. Each of the Purchasers hereby makes the following representations and warranties to the Company with respect solely to itself and not with respect to any other Purchaser:

          (a) The undersigned, in making the decision to purchase the Preferred Shares, has relied upon independent investigations made by him or it and his or its representatives, if any. The undersigned has relied solely on the information contained in the Company's offering materials dated November __, 1997 (the "Memorandum") relating to the offering of 3,000 Preferred Shares of Series G 5% Convertible Preferred Stock of the Company (the "Offering"), receipt of which is hereby acknowledged; no oral representations have been made or oral information made available to the undersigned in connection with the purchase of the Preferred Shares which were in any way inconsistent with the Memorandum; and the undersigned and/or its advisors have had a reasonable opportunity to ask questions of and receive answers from the Company concerning the Preferred Shares.

          (b) The undersigned has been supplied with or has sufficient access to all information, including financial statements and other financial information of the Company, and has been afforded with an opportunity to ask questions of and receive answers from an officer of the Company concerning information to which a reasonable investor would attach significance in making investment decisions, so that as a reasonable investor the undersigned has been able to make the undersigned's decision to purchase the Preferred Shares.

          (c) The undersigned is not purchasing the Preferred Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a person not previously known to the undersigned in connection with investments in securities generally.

          (d) As applicable, the undersigned has reached the age of majority in the state in which the undersigned resides, has adequate means of providing for the undersigned's current financial needs and contingencies, is able to bear the substantial economic risks of an investment in the Preferred Shares and Conversion Shares for an indefinite period of time, has no need for liquidity in such investment, has made commitments to investments that are not readily marketable which are reasonable in relation to the undersigned's net worth and, at the present time, could afford a complete loss of such investment.

          (e) The undersigned has such knowledge and experience in financial, tax and business matters so as to enable him to utilize the information made available to the undersigned in connection with the offering of the Preferred Shares to evaluate the merits and risks of an investment in the Preferred Shares and to make an informed investment decision with respect thereto.

          (f) The undersigned acknowledges that the purchase of the Preferred Shares involve a high degree of risk and further acknowledges that he or it can bear the economic risk of the purchase of the Preferred Shares, including the total loss of his or its investment. The undersigned is not relying on the Company with respect to the tax and other economic considerations of an investment in the Preferred Shares, and the undersigned has relied on the advice of, or has consulted with, only the undersigned's own advisor(s).

          (g) The undersigned has full right and power to perform pursuant to this Agreement and make an investment in the Company and, if the undersigned is a corporation, partnership, trust or other entity, is authorized and otherwise duly qualified to purchase and hold the Preferred Shares and to enter into this Agreement.

          (h) The undersigned will not sell or otherwise transfer the Preferred Shares or the shares of Common Stock issuable upon conversion of the Preferred Shares without registration under the Securities Act or an exemption therefrom and fully understands and agrees that the undersigned must bear the economic risk of the undersigned's purchase for an indefinite period of time because, among other reasons, the Preferred Shares and the Conversion Shares have not been registered under the Securities Act or under the securities laws of certain states and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless the securities are subsequently registered under the Securities Act and under the applicable securities laws of such states or unless an exemption from such registration is available in the opinion of counsel for the holder, which counsel and opinion are reasonably satisfactory to counsel for the Company. The undersigned is purchasing the Preferred Shares and the Conversion Shares for the undersigned's own account, for investment and not with a view to resale or distribution except in compliance with the Securities Act. The undersigned is aware that an exemption from the registration requirements of the Securities Act pursuant to Rule 144 promulgated thereunder is not presently available; that, except as contemplated by Article V hereof, the Company has no obligation to make available an exemption from the registration requirements pursuant to such Rule 144 or any successor rule for resale of the Preferred Shares and the Conversion Shares, and that even if an exemption under Rule 144 were available, Rule 144 permits only routine sales of securities in limited amounts in accordance with the terms and conditions of such Rule 144.

          (i) The undersigned agrees to the placement of a legend on any certificate or other document evidencing the Preferred Shares or the Conversion Shares stating that they have not been registered under the Securities Act (and a stop transfer order may be placed with respect thereto).

          (j) Neither the undersigned nor any of his or its affiliates or agents will, directly or indirectly, maintain any short position in the Conversion Shares or any other securities of the Company for so long as any of the Preferred Shares owned by the undersigned have not been converted into Conversion Shares; provided, however, that the undersigned may maintain a short position with respect to the Conversion Shares provided that such short position is covered by conversion of the Preferred Shares within five (5) business days.

          (k) The undersigned understands and acknowledges that Florida law prohibits any person or entity from acquiring a 5% or greater equity interest in a pari-mutuel operator and exercising control with respect to those Preferred Shares until such person has received the approval of the Florida Department of Business and Professional Regulation, Division of Pari-Mutuel Wagering, and therefore that the acquisition of 5% or more of the Company's Common Stock upon the conversion of Preferred Shares would require such approval.

          (l) The undersigned understands that the Preferred Shares are being offered and sold to him or it in reliance on specific exemptions from the registration requirements of federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the undersigned set forth herein in order to determine the applicability of such exemptions and the suitability of the undersigned to acquire the Preferred Shares. The representations, warranties and agreements contained herein are true and correct as of the date hereof and may be relied upon by the Company, and the undersigned will notify the Company immediately of any adverse change in any such representations and warranties which may occur prior to the acceptance of the subscription and will promptly send the Company written confirmation thereof. The representations, warranties and agreements of the undersigned contained herein shall survive the execution and delivery of this Agreement and the purchase of the Preferred Shares.

          (m) The undersigned is an "accredited investor" as defined in Regulation D promulgated under the Securities Act.


                           ARTICLE III

                            Covenants


     The Company covenants with each of the Purchasers as follows, which covenants are for the benefit of the Purchasers and their permitted assignees (as defined herein).

     Section 3.1    Securities Compliance.

     (a) The Company shall notify the Commission and NASD, if applicable, in accordance with their requirements, of the transactions contemplated by this Agreement and the Registration Rights Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Preferred Shares to the Purchasers or subsequent holders.

     (b) The Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchasers set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchasers to acquire the Preferred Shares.

     Section 3.2 Registration and Listing. The Company will cause its Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, will comply with all requirements related to any registration statement filed pursuant to this Agreement and will not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said Acts, except as permitted herein. The Company will take all action necessary to continue the listing or trading of its Common Stock on the NASDAQ system, if applicable, and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the NASD and NASDAQ system.

     Section 3.3 Inspection Rights. The Company shall permit, during normal business hours and upon reasonable request and reasonable notice, each Purchaser or any employees, agents or representatives thereof, so long as such Purchaser shall be obligated hereunder to purchase the Preferred Shares or shall beneficially own Preferred Shares or Conversion Shares, which, in the aggregate, represent more than 2% of the total combined voting power of all voting securities then outstanding, to examine and make reasonable copies of and extracts from the records and books of account of, and visit and inspect the properties, assets, operations and business of the Company and any subsidiary, and to discuss the affairs, finances and accounts of the Company and any subsidiary with any of its officers, consultants, directors, key employees.

     Section 3.4 Compliance with Laws. The Company shall comply, and cause each subsidiary to comply, with all applicable laws, rules, regulations and orders, such noncompliance with which could have a Material Adverse Effect on its business, assets, operations or condition, financial or otherwise.

     Section 3.5 Keeping of Records and Books of Account. The Company shall keep, and cause each subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and each subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

     Section 3.6 Reporting Requirements. The Company shall furnish the following to each Purchaser so long as such Purchaser shall be obligated hereunder to purchase the Preferred Shares or shall beneficially own Preferred Shares or Conversion Shares, which, in the aggregate, represent more than 2% of the total combined voting power of all voting securities then outstanding:

          (a) Quarterly Reports filed with the Commission on Form 10-Q as soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of the Company, consolidated balance sheets of the Company and the subsidiaries as of the end of such period and consolidated statements of income and statements of cash flows and changes in stockholders equity of the Company and the subsidiaries for such period and for the period commencing at the end of the previous fiscal year and ending with the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year;

          (b) Annual Reports filed with the Commission on Form 10-K as soon as available, and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual consolidated balance sheet, consolidated statements of income and statements of cash flows and changes in stockholders equity of the Company and the subsidiaries for such period and for the period commencing at the end of the previous fiscal year and ending with the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding
period of the preceding fiscal year.   All such consolidated
statements shall be duly certified by the Chief Financial Officer of the Company and an independent certified public accountant approved by the Company's Audit Committee.

     Section 3.7 Amendments. The Company shall not amend or waive any provision of the Certificate of Incorporation, Bylaws of the Company or the Registration Rights Agreements in any way that would adversely affect the liquidation preferences, dividend rights, voting rights or redemption rights of the holders of the Preferred Shares.

     Section 3.8 Other Agreements. The Company shall not enter into any agreement in which the terms of such agreement would restrict or impair the right to perform of the Company or any subsidiary under this Agreement, the Registration Rights Agreement or the Certificate of Incorporation of the Company.

     Section 3.9 Rule 144A. The Company covenants and agrees that if the Company fails to register the Conversion Shares within 180 days from the Closing Date under the terms and conditions of the Registration Rights Agreement attached hereto as Exhibit C, then for so long as any of the Preferred Shares remain outstanding and continue to be "restricted securities" within the meaning of Rule 144 under the Securities Act, the Company shall make available to the Purchasers in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of the Shares pursuant to Rule 144A, if applicable.


     Section 3.10 Regulation S. The Company covenants and agrees that if the Company fails to register the Conversion Shares within 180 days from the Closing Date under the terms and conditions of the Registration Rights Agreement attached hereto as Exhibit C, then for so long as any of the Preferred Shares or Conversion Shares remain outstanding and continue to be "restricted securities" within the meaning of Rule 144 under the Securities Act, the Company shall, in order to permit resales of the Preferred Shares or Conversion Shares pursuant to Regulation S under the Securities Act ("Regulation S"), (a) continue to file all material required to be filed pursuant to Section 13(a) or 15(d) of the Exchange Act, and (b) not knowingly engage in directed selling efforts in connection with the resale of securities by any Purchaser under Regulation S.

     Section 3.11 Redemption and Lock Up of Securities. The Company convents to redeem the $1,200,000 5% Cumulative Convertible Debenture due December 31, 1998, using a portion of the net proceeds of the securities sold pursuant to this Agreement. The Company also covenants to have received a binding written commitment for (i) the holders of 1,500 shares of the Company's Series E 8% Cumulative Convertible Preferred Stock (the "Series E Shares") to a restriction on the conversion of the Series E Shares for the one (1) year period beginning on November 10, 1997 and ending on November 10, 1998, and (ii) when issued, the holders of 2,084 shares of the Company's Series F Convertible Preferred Stock (the "Series F Shares") to a restriction on the conversion of the Series F Shares for the one (1) year period beginning on November 10, 1997 and ending on November 10, 1998.

     Section 3.12 Delivery of Certificates. If the Company does not deliver certificates evidencing Conversion Shares within five
(5) days after receipt by the Company of the stock certificates representing the Preferred Shares to be converted and all other documentation set forth in Section 5(a) of the Certificate of Designation from a holder of the Preferred Shares, then in addition to any other remedies which the holder of the Preferred Shares may have, the Company shall immediately pay to said holder a late fee in cash at the rate of 2% of the liquidation preference of the Preferred Shares per month or pro rata portion thereof that the delivery of said certificates is late.

                            ARTICLE IV

                            Conditions

     Section 4.1 Conditions Precedent to the Obligation of the Company to Sell the Shares. The obligation hereunder of the Company to issue and sell the Preferred Shares to the Purchasers is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

     (a) Accuracy of the Purchasers Representations and Warranties. The representations and warranties of the Purchasers shall be true and correct in all material respects as of the date when made and as of the Closing as though made at that time, except for representations and warranties that are expressly made as of a particular date.

     (b) Performance by the Purchasers. Each Purchaser shall have performed, satisfied and complied in all material respects with all material covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Purchaser at or prior to the Closing.

     (c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

     (d) Minimum Purchase. A minimum of 2,000 Preferred Shares shall have been purchased from the Company, resulting in minimum gross proceeds of $2,000,000.

     Section 4.2 Conditions Precedent to the Obligation of the Purchasers to Purchase the Shares. The obligation hereunder of each Purchaser to acquire and pay for the Preferred Shares is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for each Purchaser's sole benefit and may be waived by such Purchaser at any time in its sole discretion.

     (a) Accuracy of the Company's Representations and Warranties. Each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing as though made at that time (except for representations and warranties that speak as of a particular date).

     (b) Performance by the Company. The Company shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing.

     (c) Minimum Purchase. Under the terms and conditions of this Agreement, the Company shall make sales of the Preferred
Shares to the Purchasers resulting in gross proceeds of a minimum of $2,000,000 to the Company.

     (d)  No Suspension, Etc.   From the date hereof  to the
Closing Date, trading in the Company's Common Stock shall not have been suspended by the Commission or the NASDAQ (except for any suspension of trading of limited duration agreed to between the Company, which suspension shall be terminated prior to Closing), and, at any time prior to the Closing, trading in securities generally as reported by NASDAQ shall not have been suspended or limited or minimum prices shall not have been established on securities whose trades are reported by NASDAQ, nor shall trading in securities on the New York Stock Exchange have been suspended nor minimum prices established on the New York Stock Exchange, nor shall a banking moratorium have been declared either by the United States or New York State authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the judgment of such Purchaser, makes it impracticable or inadvisable to purchase the Shares.

     (e) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

     (f) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any subsidiary, or any of the officers, directors or affiliates of the Company or any subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

     (g)  Certificate of Designation of Rights and Preferences.
The Certificate of Designation for the Preferred Shares shall have been filed with the Secretary of State of Delaware.

     (h) Opinion of Counsel, Etc. At the Closing, the Purchasers shall have received an opinion of counsel to the Company, dated the date of Closing, in the form of Exhibit D hereto, and such other certificates and documents as the Purchasers or its counsel shall reasonably require incident to the Closing.

     (i)  Registration Rights Agreement.  At the Closing the
Company shall have executed and delivered the Registration Rights
Agreement to each Purchaser.


                            ARTICLE V

                       Registration Rights

     At the Closing, the Company and Purchasers shall enter into a Registration Rights Agreement in the form attached hereto as Exhibit C (the "Registration Rights Agreement").


                            ARTICLE VI

                     Stock Certificate Legend

     Section 6.1 Legend. Each certificate representing the Preferred Shares, and, if appropriate, securities issued upon conversion thereof, shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or "blue sky"
laws):

     THESE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR FLORIDA GAMING CORPORATION SHALL HAVE RECEIVED AN OPINION OF ITS COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

     The Company agrees to reissue certificates representing the Preferred Shares without the legend set forth above if at such time, prior to making any transfer of any Preferred Shares or Conversion Shares, such holder thereof shall give written notice to the Company describing the manner and terms of such transfer and removal as the Company may reasonably request. Such proposed transfer will not be effected until: (a) the Company has notified such holder that either (i) in the opinion of Company counsel, the registration of such Preferred Shares or Conversion Shares under the Securities Act is not required in connection with such proposed transfer; or (ii) a registration statement under the Securities Act covering such proposed disposition has been filed by the Company with the Commission and has become effective under the Securities Act; and (b) the Company has notified such holder that either: (i) in the opinion of Company counsel, the registration or qualification under the securities or "blue sky" laws of any state is not required in connection with such proposed disposition, or (ii) compliance with applicable state securities or "blue sky" laws has been effected. The Company will use its best efforts to respond to any such notice from a holder within ten (10) days. In the case of any proposed transfer under this Article VI, the Company will use reasonable efforts to comply with any such applicable state securities or "blue sky" laws, but shall in no event be required, in connection therewith, to qualify to do business in any state where it is not then qualified or to take any action that would subject it to tax or to the general service of process in any state where it is not then subject. The restrictions on transfer contained in Article VI shall be in addition to, and not by way of limitation of, any other restrictions on transfer contained in any other section of this Agreement.

                           ARTICLE VII

                           Termination

     Section 7.1    Termination by Mutual Consent.  This
Agreement may be terminated at any time prior to the Closing by the mutual written consent of the Company and the Purchasers.

     Section 7.2 Other Termination. This Agreement may be terminated by the action of the Board of Directors of the Company or by any one or more of the Purchasers at any time if the Closing shall not have been consummated by the Closing Date, as long as the failure to so consummate is not the fault of the terminating party.

     Section 7.3 Effect of Termination. In the event of termination by the Company or any one or more of the Purchasers, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement and the Registration Rights Agreement shall be terminated without further action by either party. If this Agreement is terminated as provided in Sections 7.1 or 7.2 herein, this Agreement shall become void and of no further force and effect, except for Sections 9.1, 9.2, 9.10 and Article VIII. Nothing in this Section
7.3 shall be deemed to release the Company or any Purchaser from any liability for any breach under this Agreement or the Registration Rights Agreement, or to impair the rights of the Company and the Purchasers to compel specific performance by the other party of its obligations under this Agreement and the Registration Rights Agreement.


                           ARTICLE VIII

                         Indemnification

     Section 8.1 General Indemnity. The Company agrees to indemnify and hold harmless the Purchasers (and their respective directors, officers, affiliates, agents, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorney's fees, charges and disbursements) incurred by the Purchasers as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Company herein. Each Purchaser severally but not jointly agrees to indemnify and hold harmless the Company and its directors, officers, affiliates, agents, successors and assigns from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys fees, charges and disbursements) incurred by the Company as result of any inaccuracy in or breach of the representations, warranties or covenants made by such Purchaser herein.

     Section 8.2 Indemnification Procedure. Any party entitled to indemnification under this Article VIII (an "indemnified party") will give written notice to the indemnifying party of any matters giving rise to a claim for indemnification; provided that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this
Article VIII except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any action, proceeding or claim is brought against an indemnified party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of the indemnified party a conflict of interest between it and the indemnifying party may exist with respect of such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. In the event that the indemnifying party advises an indemnified party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the indemnified party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the indemnified party's costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The indemnified party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such action or claim. The indemnifying party shall keep the indemnified party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the indemnified party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its written condition of its consent. Notwithstanding anything in this Article VIII to the contrary, the indemnifying party shall not, without the indemnified party's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such claim. The indemnification required by this Article VIII shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred so long as the indemnified party irrevocably agrees to refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification. The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the indemnified party against the indemnifying party or others, and (b) any liabilities the indemnifying party may be subject to pursuant to the law.


                            ARTICLE IX

                          Miscellaneous

     Section 9.1 Fees and Expenses. Except as otherwise set forth in this Agreement, the Registration Rights Agreement or the Certificate of Designation each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expense, incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp or other similar taxes and duties levied in connection with the issuance of the Preferred Shares pursuant hereto.

     Section 9.2    Specific Enforcement, Consent to
Jurisdiction.

     (a) The Company and the Purchasers acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Registration Rights
Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement or the Registration Rights Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

     (b) Each of the Company and the Purchasers (i) hereby irrevocably submits to the jurisdiction of the United States District Court and other courts of the United States sitting in New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement or the Registration Rights Agreement and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Purchasers consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

     Section 9.3 Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties with respect to the matters covered hereby and, except as specifically set forth herein or in the Registration Rights Agreement or the Certificate of Designation neither the Company nor any of the Purchasers makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought.

     Section 9.4 Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telex (with correct answer back received), telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

     If to the Company:  W. Bennett Collett, Chief Executive
                          Officer
                         Florida Gaming Corporation
                         3500 NW 37th Avenue
                         Miami, Florida  33142-0000
                         Telephone Number: (305) 633-6400

     If to any Purchasers:    At the address of such Purchaser
                              set forth onExhibit A to this
                              Agreement, with copies to
                              Purchaser's counsel as set forth on
                              Exhibit A or as specified in
                              writing by such Purchaser

     with copies to:          James A. Allen, President
                              Pacific Continental Securities
                                Corporation
                              8484 Wilshire Blvd., Suite 744
                              Beverly Hills, CA 90211
                              Telephone Number: (213) 653-1212
                              Fax: (213) 653-1262

     with copies to:          Mark J. Richardson, Esq.
                              1299 Ocean Avenue, Suite 900
                              Santa Monica, California 90401
                              Telephone Number: (310) 393-9992
                              Fax: (310) 393-2004

     Any party hereto may from time to time change its address for notices by giving at least ten (10) days written notice of such changed address to the other party hereto.

     Section 9.5 Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

     Section 9.6    Headings.  The article, section and
subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

     Section 9.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. The parties hereto may not amend this Agreement or any rights or obligations hereunder without the prior written consent of the Company and each Purchaser to be affected by the amendment. After Closing, the assignment by a party to this Agreement of any rights hereunder shall not affect the obligations of such party under this Agreement.

     Section 9.8 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

     Section 9.9    Governing Law.  This Agreement shall be
governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions.

     Section 9.10 Survival. The representations and warranties of the Company and the Purchasers contained in Article II shall survive the execution and delivery hereof and the Closing until the date two years from the Closing Date, and the agreements and covenants set forth in Articles I, III, V, VII and VIII of this Agreement shall survive the execution and delivery hereof and the Closing until the Purchasers in the aggregate hold less than 2% of the total combined voting power of all voting securities then outstanding, provided, that Sections 3.1, 3.2, 3.7, 3.8, 3.9, 3.10, 3.11 and 3.12 shall not expire until the Registration Statement required by Section 2.2 of the Registration Rights Agreement is no longer required to be effective under the terms and conditions of the Registration Rights Agreement.

     Section 9.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause four additional executed signature pages to be physically delivered to the other parties within five days of the execution and delivery hereof.

     Section 9.12 Publicity. The Company agrees that it will not disclose, and will not include in any public announcement, the name of the Purchasers, unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

     Section 9.13 Severability. The provisions of this Agreement and the Registration Rights Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement or the Registration Rights Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or the Registration Rights Agreement, and this Agreement or the Registration Rights Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

     Section 9.14 Further Assurances. From and after the date of this Agreement, upon the request of any Purchaser or the Company, each of the Company and the Purchasers shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement, the Preferred Shares, the Conversion Shares, the Certificate of Designation, and the Registration Rights Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date hereof.


                                   Florida Gaming Corporation



                                   By:
                                   Name: W. Bennett Collett
                                   Its:  Chief Executive Officer



                                   THE PURCHASERS



                                   By:
                                   Name:
                                   Its:
                                   Address:





                                   Name and address of
Purchaser's counsel:











                         EXHIBIT A to the

     Series G CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

                  FOR FLORIDA GAMING CORPORATION


Name and Address   Number of Preferred  Dollar Amount  Issuance
of Purchaser       Shares Purchased     of Investment    Date

                       2,000              $2,000,000   November
__, 1997